UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2014
______________

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 11, 2014, Molina Healthcare, Inc., a Delaware corporation (the “Company”), entered into separate, privately-negotiated, exchange agreements (“Exchange Agreements”) with five beneficial owners (the “Participating Holders”) of the Company’s outstanding 3.75% Convertible Senior Notes due 2014 (the “Existing Notes”).  Pursuant to the terms of the Exchange Agreements, the Company will issue $68.872 million aggregate principal amount of the Company’s new 1.625% Convertible Senior Notes due 2044 (the “2044 Notes”), a certain number of shares of the Company’s common stock (with such number rounded down to the nearest whole share for each holder and determined based on the arithmetic average of the daily volume weighted average prices of the Company’s common stock as published on Bloomberg page “MOH <equity> AQR” over a 10 trading day period beginning on August 19, 2014 (such period, the “Averaging Period,” and such number of shares of the Company’s common stock, the “Exchange Shares”)) and an amount of cash equal to the accrued and unpaid interest on the Existing Notes up to, but excluding, the Settlement Date plus the amount of interest that would have been payable on such Existing Notes had such Existing Notes remained outstanding until October 1, 2014, in exchange for $68.872 million aggregate principal amount of Existing Notes (which represents approximately 37% of the aggregate outstanding principal amount of the Existing Notes). The principal amount of Existing Notes to be exchanged for each $1,000 principal amount of 2044 Notes is $1,000 and was determined in individual negotiations between the Company and each Participating Holder.

The Company currently expects the settlement of the transactions contemplated by the Exchange Agreements to occur on or around September 5, 2014, subject to the satisfaction of customary closing conditions.

The foregoing description of the Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Exchange Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the issuance of the 2044 Notes, the Company will enter into an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee.  A copy of the Indenture will be filed by the Company as an exhibit to a Current Report on Form 8-K following the closing of the exchange offer described above (the “Exchange”).

Item 3.02	Unregistered Sales of Equity Securities

On August 11, 2014, the Company entered into the Exchange Agreements pursuant to which the Company will, subject to the satisfaction of customary closing conditions, issue $68.872 million aggregate principal amount of 2044 Notes and Exchange Shares to the Participating Holders.  The 2044 Notes and Exchange Shares were offered, and will be sold, pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  This offer was made by the Company to no more than ten persons, each of which is an accredited investor (within the meaning of Rule 501 promulgated under the Securities Act) and a qualified institutional buyer (as defined in Rule 144A under the Securities Act).  The Company will not receive any proceeds from the issuance of the 2044 Notes or the Exchange Shares.

Upon conversion of the 2044 Notes, the Company will pay cash and, if applicable, deliver shares of the Company’s common stock to the converting holder based on a conversion premium of approximately 30% above the arithmetic average of the daily volume weighted average prices of the Company’s common stock as published on Bloomberg page “MOH <equity> AQR” over the Averaging Period.  In connection with the Exchange, the holders who are hedging their Existing Notes may decide to adjust their hedge positions by purchasing shares of the Company’s common stock or entering into synthetic long positions on the Company’s common stock.  These activities could have the effect of increasing, or limiting a decline in, the market price of the Company’s common stock during the Averaging Period.

Additional information pertaining to the exchange of Existing Notes for the 2044 Notes and the Exchange Shares is contained in Item 1.01 of this Current Report on Form 8-K and incorporated herein by reference.

The 2044 Notes, any shares of common stock issuable upon conversion of the 2044 Notes and the Exchange Shares have not been, and will not be, registered under the Securities Act or any state securities law.  The Company does not intend to file a shelf registration statement for resale of the 2044 Notes, the shares of the common stock, if any, issuable upon conversion thereof or the Exchange Shares.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01	Other Events

On August 11, 2014, the Company issued a press release announcing the Exchange and its entry into the Exchange Agreements.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
Exhibit No.	Description
10.1	Form of Exchange Agreement

99.1	Press Release dated August 11, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date:	August 12, 2014	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Exchange Agreement

99.1	Press release of Molina Healthcare, Inc. issued